Exhibit 10.27

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO CO-PROMOTION AGREEMENT

THIS AMENDMENT TO CO-PROMOTION AGREEMENT (this “Amendment”) is entered into as of the 20th day of December, 2011, by and between Astellas Pharma US, Inc. (“Astellas”), and Zogenix, Inc. This Amendment amends that certain Co-Promotion Agreement dated as of July 31, 2009 (the “Agreement”), between the Parties (as defined in the Agreement).

WHEREAS, the Parties desire to amend the Agreement in certain respects, including providing that the Initial Term shall end on March 31, 2012, all pursuant to the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1. Definitions; Conflict. Unless otherwise defined in this Amendment, the terms and conditions used in this Amendment shall have the meanings ascribed thereto in the Agreement. In the event of any conflict between the terms and conditions of this Amendment and those set forth in the Agreement, those set forth in the Agreement shall control.

2. Zogenix Promotion to Selected Professionals Within Astellas Segment During 2012 Bridge Period. Notwithstanding anything to the contrary in the Agreement, for the period commencing upon January 1, 2012, and continuing until March 31, 2012 (the “2012 Bridge Period”), Zogenix shall have the right, subject to applicable Legal Requirements, to Detail the Product to those Professionals in the Astellas Segment within the Territory whose identities are set forth in an exhibit prepared and exchanged by the Parties as of the date of this Amendment (the “Selected Professionals”). The Parties acknowledge and agree that the lack of Details of the Product to the Selected Professionals by Astellas during the 2012 Bridge Period shall not be a consideration in whether Astellas has used commercially reasonable efforts to Detail the Product in the Astellas Segment during the 2012 Bridge Period.

3. Service Fees During 2012 Bridge Period. With regard to each [***] during the 2012 Bridge Period, the definition of “Astellas Net Sales” in Section 1.16 of the Agreement is modified by [***] the number of [***] as measured by the third party national audit by Wolters Kluwer (or such other Third Party data source as the Parties may agree from time to time), excluding [***].

4. Astellas Promotional Funding Commitment During 2012 Bridge Period; Provision of Remaining Tool Kits. Notwithstanding anything to the contrary in the Agreement, with regard to the 2012 Bridge Period, the Parties agree that the Base Brand A&P Budget and the Commercial Plan shall not contemplate, provide or require a level of spending by Astellas with respect to A&P Expenses, and Astellas shall have no obligation [***] in aggregate with respect

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

to A&P Expenses incurred during the 2012 Bridge Period. With regard to the quantity of [***] identified as [***] that are in Astellas’ possession at its [***] on December 31, 2011, Astellas shall [***].

5. Promotion Transition Plan. The Parties shall use good faith efforts to agree on a Promotion transition plan no later than February 1, 2012, setting forth a defined process to introduce Zogenix Sales Representatives to mutually agreed Professionals in the Astellas Segment.

6. JPRC Review of Promotional Material. Notwithstanding anything to the contrary in the Agreement, from the date of this Amendment until termination of the Agreement, (a) the JPRC shall not be responsible to review or approve any Promotional Material that is solely for use by Zogenix, (b) Zogenix shall have sole responsibility for the review and approval of such Promotional Materials, and (c) Zogenix shall not use any Astellas Trademark in such Promotional Materials.

7. Term and Termination of Agreement. Sub-Sections 8.2(a)(i) through (v), 8.2(a)(vi)(B), 8.2(a)(vi)(D), 8.2(b), 8.2(c)(ii), 8.2(c)(iii) and 8.4(a) through (d) of the Agreement, and all references in the Agreement to such sub-Sections, are amended by deleting such sub-Sections and references in their entirety, including the terms and conditions set forth in the Agreement to the extent applicable to each such deleted sub-Sections. Section 8.1 of the Agreement is amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“Section 8.1 Term

The term of the Agreement shall commence on the Effective Date and shall continue, unless terminated sooner in accordance with this Article VIII, until March 31, 2012 (the “Initial Term” or the “Term”).”

8. Termination of Product Agreements. As of the date of the termination of the Agreement, Astellas shall have terminated any and all agreements entered into by Astellas with third parties to the extent relating to the purpose of the Agreement (the “Product Agreements”). Zogenix shall have no responsibility for any obligations under the Product Agreements from and after the termination of the Agreement.

9. Tail Payments. Section 7.8 of the Agreement is amended by deleting such Section in its entirety and substituting the following in lieu thereof:

“Section 7.8 Tail Payments

Following the Term, Zogenix shall pay Astellas the following payments based on Astellas Net Sales during the last full twelve (12) months ending March 31, 2012 (such period, the “Final Astellas Promotional Period;” each such payment, a “Tail Payment”):

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) On July [***] 2013, an amount equal to [***] ([***]%) of the Astellas Net Sales during the Final Astellas Promotional Period; and

(b) On July [***] 2014, an amount equal to [***] ([***]%) of the Astellas Net Sales during the Final Astellas Promotional Period.

In the event the Tail Payment due under (a) above is not received by Astellas on or before the date upon which it is due, the Tail Payment under (b) above shall become immediately due and payable.”

10. Trademark Consent. The Parties acknowledge and agree that, upon termination of the Agreement, the Trademark Consent dated as of May 10, 2010, between the Parties shall also immediately and automatically terminate.

11. No Claim of Material Breach. Each Party acknowledges that the other Party has not committed a material breach of the Agreement and, in partial consideration of the execution of this Amendment by the other Party, each Party hereby waives and releases, as of the date of this Amendment, any claim, demand and cause of action, of every nature, that it has or may have against the other Party for any material breach of the Agreement which heretofore has or may have been committed by the other Party, including, without limitation, any claim for breach of contract, declaratory relief, misrepresentation, or any other form of damage or theory of recovery whatsoever arising out of, based upon or relating to, whether foreseen or unforeseen and whether known or unknown. The foregoing does not constitute a waiver or release of any material breach of the Agreement that the other Party hereafter may commit, and does not waive, release or limit any right or claim to indemnification that a Party may have under Article XI of the Agreement or any right or claim that either Party has to receive payments as set forth herein or pursuant to Article VII of the Agreement.

The Parties each acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the Parties recognizes and understands that such section might apply to and cover the aforementioned claims, demands and/or causes of action, and hereby expressly waives any rights it may have under this section as well as under any other statutes or common law principles of similar effect.

12. No Unapproved Offsets. Except for such offsets as are expressly permitted under Sections 7.6 and 7.7 of the Agreement, neither Party shall reduce from or offset against any amount due and payable by such Party under the Agreement any payment or amount that is or

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

may be due to such Party under the Agreement or otherwise, without the prior written approval of the other Party; in the absence of such approval, all such payments shall be made when and as due under the Agreement.

13. Survival. The rights and obligations of the Parties arising by virtue of this Amendment shall survive the termination of the Agreement in accordance with the provisions of Sections 8.4 and 12.4 of the Agreement, including without limitation provisions of the Agreement regarding accounting, reconciliation, reporting and auditing.

14. Publicity. In regard to the termination of the Agreement on March 31, 2012, neither Party shall issues any publicity, news release, or other public comment or announcement (including, without limitation, any statements to health care practitioners or customers) without the prior written consent of the other Party, except that no such consent shall be required to the extent such publicity, release, comment or announcement is, in the opinion of legal counsel to the Party making such disclosure, required by law or the rules or requirements of any stock exchange. Either Party making any such disclosure required by law or the rules or requirements of any stock exchange shall (unless prohibited by law or the rules or requirements of any stock exchange) give the other Party an opportunity to review and comment upon the form and content of such disclosure before it is made. Once any such publicity or other statement has been approved by the other Party for disclosure, either Party may make subsequent public disclosures of the content thereof (to the extent the disclosure of such content remains accurate and not misleading) without the further written approval of the other Party.

15. Further Assurances. Each Party shall undertake such reasonable further acts and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect hereto.

16. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall have the same effect as if the signatures thereon were on the same instrument.

17. Full Force and Effect. Except as amended hereby, all of the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ASTELLAS PHARMA US, INC.		ZOGENIX, INC.

By:	/s/ M. Yoshida	By:	/s/ Roger L. Hawley
	Title: President & CEO		Title: CEO
	Date: December 20, 2011		Date: Dec. 20, 2011

December 20, 2011

MEMORANDUM OF EXHIBIT

Reference is made to that certain Co-Promotion Agreement by and between Astellas Pharma US, Inc. (“Astellas”) and Zogenix, Inc. (“Zogenix”) dated as of July 31, 2009, as amended by execution of an Amendment (the “Amendment”) on the date hereof (as so amended, the “Co-Promotion Agreement”). Capitalized terms used but not otherwise defined herein have the meaning set forth in the Co-Promotion Agreement.

Astellas and Zogenix hereby acknowledge and agree as follows:

•	A list of the Selected Professionals (as referenced in Section 2 of the Amendment to Co-Promotion Agreement) is attached hereto as Exhibit A.

This Memorandum of Exhibit may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall have the same effect as if the signatures thereon were on the same instrument.

Zogenix, Inc.	Astellas Pharma US, Inc.

/s/ Roger L. Hawley	/s/ M. Yoshida
By: Roger L. Hawley	By: M. Yoshida
Its: CEO	Its: President & CEO

EXHIBIT A

[List of Selected Professionals attached]

[***]

Eighty Four (84) Pages omitted

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.